Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of the 13th day of August, 2025 (the “Effective Date”), by and between, on the one hand, OW Cyber, LLC, an Arizona limited liability company (“Buyer”), and, on the other hand, HWN, Inc., a Delaware corporation (“Seller”), and High Wire Networks Inc., a Nevada (“Sole Shareholder”).

WITNESSETH:

WHEREAS, Seller provides managed cybersecurity services for commercial entities through, among other things, integrable threat prevention, detection and response solutions (the “Business”);

WHEREAS, the Sole Shareholder is the parent company of the Seller and owns all of the issued and outstanding shares of stock of Seller; and

WHEREAS, Buyer, a wholly-owned subsidiary of TegoCyber, Inc. (the “Parent Corporation”), a Nevada corporation, desires to purchase from Seller substantially all of the assets of Seller, and Seller desires to sell such assets to Buyer upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (each, individually, a “Party” and, collectively, the “Parties”) hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Seller agrees to sell, assign, and transfer to Buyer, and Buyer agrees to purchase from Seller at the Closing (as defined herein), on the terms and subject to the conditions contained in this Agreement, all of Seller’s right, title, and interest in and to all of its assets, properties, and rights of every kind, nature, and description, whether tangible or intangible, and wherever located and by whomever possessed, except for the Excluded Assets (as defined herein and collectively, the “Purchased Assets”), free and clear of any and all liens, security interests, pledges, claims, and encumbrances of any kind (collectively, “Liens”), except as such Liens are set forth in Schedule 3.5. The Purchased Assets shall include, without limitation, the following assets of Seller:

(a) all cloud computing servers, storage, databases, networking, software, analytics, artificial intelligence algorithms, hardware and ancillary components, including, without limitation, laptops, desktops and other mobile devices, related to the Business and the services provided thereby (collectively, the “Cyber Tools”);

(b) all of Seller’s rights under any contracts and agreements which Buyer elects in its sole discretion to assume at the Closing as listed in Schedule 1.3 (collectively, the “Assumed Contracts”);

(c) all of Seller’s rights under warranties, indemnities, and all similar rights from or against third parties to the extent related to any Purchased Assets;

(d) all Business trademarks, service marks, trade dress, trade names, corporate names, business names, logos, slogans, Internet domain names and addresses, websites, social media accounts, and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof;

(e) all intellectual property, patents, patent applications, copyrights, trade secrets, etc. related to the Business;

(f) all goodwill, telephone numbers, facsimile numbers, and other intangible property;

(g) all cash and cash equivalents; and

(h) all accounts receivable.

1.2 Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, the Purchased Assets shall not include any of the following assets, properties, rights, or interests of Seller (collectively, the “Excluded Assets”):

(a) all claims for and rights to receive tax refunds with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date;

(b) all of Seller’s rights under any contracts and agreements which are not Assumed Contracts;

(c) all minute books and other corporate records of Seller; and

(d) all rights that accrue to Seller under this Agreement.

1.3 Assumed Liabilities. As of the Closing, Buyer shall assume, and pay when due, all of Seller’s obligations under the Assumed Contracts arising following the Closing Date as listed in Schedule 1.3 (but only to the extent such Assumed Contracts are actually assigned to Buyer or Buyer otherwise receives the rights and benefits of such Assumed Contracts, and specifically excluding any liability relating to or arising from an Assumed Contract as a result of (x) any breach of any Assumed Contract occurring on or prior to the Closing Date, (y) any violation of law, breach of warranty, tort, or infringement occurring on or prior to the Closing Date, or (z) any charge, claim, or demand arising out of or relating to any period occurring on or prior to the Closing Date) (collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, Buyer shall not assume any of Seller’s liabilities of any nature whatsoever, whether accrued, absolute, contingent, or otherwise, whether known or unknown, whether due or to become due, and regardless of when or by whom asserted, including, but not limited to, the following (collectively, the “Excluded Liabilities”):

(i) any of Seller’s liabilities under this Agreement and any other agreements (whether written or oral) entered into by Seller (other than, with respect to the period after the Closing Date, the Assumed Contracts);

(ii) any liability of Seller for taxes for any period;

(iii) any of Seller’s liabilities for vacation pay, sick pay, holiday pay, salary, bonuses, or other payments or liabilities of any kind to any current or former employee of Seller (including, without limitation, the Transferred Employees), or under any employee benefit or Employee Benefit Plan;

(iv) any note(s), loan(s) or agreement(s), payable in favor of, or any other amount(s) owed to, any lender or creditor of Seller or Sole Shareholder, except for the Senior Lender (as defined herein);

(v) any of Seller’s liabilities (i) arising by reason of any violation or alleged violation of any federal, state, local, or foreign law, (ii) arising by reason of any breach or alleged breach by Seller of any contract, agreement, license, commitment, instrument, judgment, order, or decree, or (iii) arising under any environmental and safety requirements;

(vi) any amounts owed to the Sole Shareholder, any former shareholder(s) of Seller, or any seller of assets to Seller; and

(vii) any liability pertaining to any Excluded Asset.

1.5 Purchase Price. The purchase price to be paid by Buyer directly to the Sole Shareholder, instead of the Seller, for the Purchased Assets shall be Three Million Dollars ($3,000,000), payable in Series B preferred stock of the Parent Corporation (the “Purchase Price”).

1.6 Payment. The Purchase Price shall be paid at the Closing as follows: Buyer shall issue to the Sole Shareholder the requisite stock certificate(s) issued from the Parent Corporation (affixed with its standard stock legend) to reflect the Purchase Price (the “Closing Payment”).

1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets by Seller and Buyer in the manner set forth in Schedule 1.7. Buyer and Seller hereby agree that they shall file all federal, state, and local tax returns and reports in a manner consistent with such allocation, and that neither Party will assert or maintain a position inconsistent with such allocation in any administrative or judicial proceeding, including any tax audit or other tax proceeding.

1.8 Sales Tax. Buyer shall be responsible for and pay any and all sales tax due and payable in connection with the transactions contemplated by this Agreement.

1.9 Further Consideration for Senior Lender. To induce Helena Global Investment Opportunities 1 Ltd. (the “Senior Lender”) to consent to this transaction and terminate its perfected security interests in the Purchased Assets, Buyer shall cause the Parent Corporation to pay the Senior Lender, at the Closing, $150,000.00 in full satisfaction and accord of the outstanding debt of the Seller and/or Sole Shareholder, payable in Series A preferred stock of the Parent Corporation (the “Senior Lender Consideration”). The Buyer shall issue the requisite stock certificate(s) to the Senior Lender from the Parent Corporation (affixed with its standard stock legend) to reflect the Senior Lender Consideration.

ARTICLE 2

CLOSING

2.1 Closing. The transactions contemplated by this Agreement shall be closed (the “Closing”) within three (3) days after all of the conditions precedent in Article 6 are satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing), but, in no instance, later than forty-five (45) days from the Effective Date (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

2.2 Deliveries to be Made by Seller at the Closing. At the Closing, Seller and/or the Shareholders, as the case may be, shall deliver the following to Buyer:

(a) possession of the Purchased Assets;

(b) a bill of sale substantially in the form provided in Exhibit A and/or assignments as appropriate in a form reasonably satisfactory to Seller and Buyer conveying title to the Purchased Assets from Seller to Buyer, free and clear of any and all Liens;

(c) such other documents of assignment and transfer as may be reasonably required to vest in Buyer all right, title, and interest of Seller in and to the Purchased Assets;

(d) an assignment and assumption agreement substantially in the form provided in Exhibit B relating to the Assumed Contracts in a form reasonably satisfactory to Seller and Buyer (the “Assignment and Assumption Agreement”);

(e) certified copies of the resolutions of the Sole Shareholder and board of directors of Seller authorizing the execution and delivery of this Agreement and of all documents contemplated hereby;

(f) a certificate from the Secretary of State of the State of Delaware dated as of a recent date (not more than ten (10) days prior to the Closing Date) to the effect that Seller is validly existing in the State of Delaware;

(g) an executed certificate of Seller and the Sole Shareholder to the effect that, as of the Closing Date, all of the representations and warranties of Seller and the Sole Shareholder contained in this Agreement are true and correct in all respects and that all of the covenants and agreements of Seller and the Sole Shareholder contained in this Agreement to be performed or satisfied prior to the Closing Date have been performed or satisfied prior to the Closing Date; and

(h)  such other documents as shall be reasonably requested by Buyer or its counsel in connection with the transactions contemplated by this Agreement.

2.3 Deliveries to be Made by Buyer at the Closing. At the Closing, Buyer shall deliver the following to Seller or the Sole Shareholder, as the case may be:

(a) the Closing Payment;

(b) confirmation of payment to the Senior Lender Consideration;

(c) the Assignment and Assumption Agreement;

(d) certified copies of the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and of all documents contemplated hereby;

(e) a certificate from the Arizona Corporation Commission dated as of a recent date (not more than ten (10) days prior to the Closing Date) to the effect that Buyer is validly existing in the State of Arizona;

(f) an executed certificate of Buyer to the effect that, as of the Closing Date, all of the representations and warranties of Buyer contained in this Agreement are true and correct in all respects and that all of the covenants and agreements of Buyer contained in this Agreement to be performed or satisfied prior to the Closing Date have been performed or satisfied prior to the Closing Date;

(g) such employment agreements to those individuals assuming senior roles in the Buyer or Parent Corporation, as the case may be, post Closing; and

(h) such other documents as shall be reasonably requested by Seller or its counsel in connection with the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Seller and Sole Shareholder, jointly and severally, hereby represent and warrant to Buyer as of the Effective Date and as of the Closing Date, as if such representations and warranties had been made at the Closing Date, as follows:

3.1 Organization and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Seller has obtained and currently maintains all qualifications to do business as a foreign entity in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified. Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by the Sole Shareholder and board of directors of Seller and no other corporate proceedings on the part of Seller are required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby.

3.2 Due Execution, Etc. This Agreement has been duly executed on behalf of Seller and the Sole Shareholder and constitutes the legal, valid, and binding agreement of Seller and the Sole Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and the application of equitable principles in any action, legal or equitable).

3.3 No Conflicts. Except as disclosed in Schedule 3.3, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (a) result in the creation of any Lien upon any asset of Seller; (b) violate, conflict with, result in the breach of, or constitute a default under any judgment, order, or decree of any government, governmental instrumentality, or court (domestic or foreign), or any statute, law, rule, or regulation, to which Seller or any of its respective properties or assets is subject; (c) violate, conflict with, result in the breach of, or constitute a default under any provision of the certificate of incorporation or by-laws of Seller; or (d) violate, conflict with, result in the breach of, or constitute a default under any provision of any agreement, indenture, deed of trust, mortgage, loan agreement, lease, or other instrument to which Seller is a party or by which any of its assets is bound.

3.4 Consents. Except as disclosed in Schedule 3.4 attached hereto, there are no consents, notifications, filings, registrations, authorizations, permissions, permits, licenses, or requirements necessary to be obtained by or on the part of Seller or the Sole Shareholder for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.5 Purchased Assets. Seller has good and marketable title to all of the Purchased Assets. Except as disclosed in Schedule 3.5, the Purchased Assets are free and clear of any and all Liens. The Purchased Assets include all of the assets, whether tangible or intangible, real or personal, that are necessary for the conduct of the Business as currently conducted by Seller. The FF&E and other tangible assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the ordinary course of business, and all such assets have been installed and maintained in accordance with all applicable laws, regulations, and ordinances.

3.6 Financial Statements; No Undisclosed Liabilities. Seller has delivered to Buyer internally prepared balance sheets of Seller as of June 30, 2025, and internally prepared income statements for the years then ended, along with the internally prepared balance sheet and income statement of Seller for the one (1) month period ended July 31, 2025 (collectively the “Financial Statements”). The Financial Statements are true and correct and fairly present the financial position and the results of Seller as of such dates and for the periods reflected thereby. Except as set forth in the Financial Statements, Seller has no liabilities or obligations relating to the Purchased Assets or the operations of Seller of any kind, whether accrued, absolute, contingent, or otherwise of any nature.

3.7 Taxes. (a) Seller has timely filed all federal, state, local, and foreign income, information, and other tax returns which are required to be filed; (b) all such returns are true, complete, and accurate in all material respects and such filings accurately reflect the tax liabilities and obligations of Seller; (c) all taxes, assessments, and other governmental charges imposed upon Seller, or upon any of the assets, income, or franchises of Seller have been timely paid or, if not yet payable, will be timely paid; (d) Seller is not currently the beneficiary of any extension of time within which to file any tax return with respect to the Business or its activities, properties, or employees; (e) Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, or other third party or its activities, properties, or employees, and all information returns (including, without limitation, Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed; (f) Seller is not a party to any tax allocation or sharing agreement; and (g) there are no disputes and no actual proposed tax deficiencies, assessments, or adjustments. Seller will not have any liability for any unpaid sales tax as of the Closing Date. Seller has delivered to Buyer true, accurate and complete copies of Seller’s federal and state income tax returns for 2023 and 2024.

3.8 Compliance with Laws; Permits. Seller is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, regulations, orders, and directives. Seller has not received any notice of failure to comply with any applicable statutes, laws, ordinances, rules, regulations, orders, or directives. Schedule 3.8 lists the permits, licenses, and authorizations issued to or possessed by Seller concerning the Business or the Purchased Assets. The permits, licenses, and authorizations set forth in Schedule 3.8 comprise all of the permits, licenses, and authorizations required to operate the Business as presently conducted by Seller. Seller is in compliance with all of such permits, licenses, and authorizations, and Seller has not received any written notification of any threatened suspension or cancellation of any of such permits, licenses, or authorizations.

3.9 Litigation. To Buyer’s and Sole Shareholder’s knowledge, there is no action, suit, investigation, or other proceeding pending or, to the knowledge of Seller or the Sole Shareholder, threatened against or involving Seller or the Purchased Assets before any court, administrative agency, or other governmental or arbitral body, whether or not covered by insurance, and Seller has no knowledge of any valid basis for any such action, suit, investigation, or other proceeding. No unsatisfied judgment, order, writ, injunction, decree, or assessment or other command of any court or any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality has been entered against or served upon Seller. There is no action or proceeding pending, or to the knowledge of Seller or the Shareholders, threatened, which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

3.10 Assumed Contracts. Seller has made available to Buyer a copy of all Assumed Contracts, together with all amendments, exhibits, attachments, waivers, or other changes thereto. Subject to obtaining the consents listed on Schedule 3.4, the enforceability of the Assumed Contracts will not be affected in any material manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller is not in default under or in violation of, nor, to the knowledge of Seller and the Sole Shareholder, is there any basis for any valid claim of default under or violation of, any Assumed Contract. Each Assumed Contract is valid, binding, and in full force and effect and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and there have been no cancellations or written threatened cancellations thereof nor outstanding material disputes thereunder.

3.11 Employee Matters. Schedule 3.11 contains a complete and correct list of all employees of Seller as of the Effective Date (an “Employee Roster”), which lists their (a) respective salaries or hourly pay rates, (b) position, (c) accrued vacation, sick time, and paid time off, and (d) term of employment and part-time or full-time status. An updated Employee Roster as of the Closing Date will be delivered by Seller at the Closing. Schedule 3.11 also contains a list of all non-competition, non-solicitation, confidentiality, or other similar agreements with employees of Seller. There are no labor contracts, collective bargaining agreements, letters of understanding, or other arrangements, formal or informal, with any union or labor organization covering Seller’s employees or contractors and none of such employees or contractors are represented by any union or labor organization.

3.12 Employee Benefits. Schedule 3.12 sets forth a complete and correct list of all (collectively, “Employee Benefit Plans”): (a) “employee benefit plans,” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) employment, consulting or other individual compensation agreements, and (c) bonus or other incentive, equity or equity-based compensation, stock option, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, retirement, disability, hospitalization, paid time off, medical, life insurance, scholarship programs, or other benefits, plans, or arrangements as to which Seller has any obligation or liability, contingent or otherwise. All Employee Benefit Plans are, and have been, maintained in compliance with their terms and applicable law in all material respects. Seller has made or caused to be made all contributions and has paid all premiums under each Employee Benefit Plan and ERISA affiliate plan other than a pension benefit plan within the meaning of ERISA § 3(2) on behalf of employees with respect to periods ending on or prior to the Closing Date. Other than as set forth on Schedule 3.11, Seller has not maintained or contributed to a plan subject to Title IV of ERISA.

3.13 Insurance. Schedule 3.13 lists each insurance policy currently maintained by Seller with respect to the Business. All of such insurance policies are in full force and effect, and Seller is not in material default with respect to its obligations under any of such insurance policies. Seller has not received written notice of any cancellation or threat of cancellation of such insurance policies, nor has Seller been denied insurance or suffered the cancellation of any insurance with respect to the Business during the past three (3) years.

3.14 Intellectual Property. Seller owns or possesses sufficient legal rights to any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and other proprietary rights and processes necessary for the Business as presently conducted and as proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing proprietary rights, nor is Seller bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and other proprietary rights and processes of any other person or entity, other than such licenses or agreements arising from the purchase of currently-available, off-the-shelf software programs or the use of open source software code.

3.15 Cyber Tools. Except as disclosed in Schedule 3.15, all Cyber Tools have been maintained in the ordinary course of business consistent with past practices. All Cyber Tools are owned by Seller free and clear of all Liens except as disclosed in Schedule 3.5. All of the Cyber Tools are not obsolete, in good condition, merchantable and is sufficient for the normal operation of the Business in accordance with past practice. To the knowledge of Seller, there are no defects, facts, or conditions affecting the Cyber Tools which could, individually or in the aggregate, interfere in any respect with the sale thereof in the ordinary course of business.

3.16 General Warranty. None of the representations or warranties contained herein by Seller or the Sole Shareholder, nor any exhibit, schedule, statement, or certificate furnished to or to be furnished by Seller or the Sole Shareholder to Buyer pursuant to the terms hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained or incorporated herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Sole Shareholder as of the Effective Date and as of the Closing Date, as if such representations and warranties had been made at the Closing Date, as follows:

4.1 Organization and Authority. Buyer is a single member limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arizona. Buyer has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by the single member of Buyer and no other corporate proceedings on the part of Buyer are required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby.

4.2 Due Execution, Etc. This Agreement has been duly executed on behalf of Buyer and constitutes the legal, valid, and binding agreement of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and the application of equitable principles in any action, legal or equitable).

4.3 Consents. There are no consents, notifications, filings, registrations, authorizations, permissions, permits, licenses, or requirements necessary to be obtained by or on the part of Buyer for the consummation of the transactions contemplated hereby.

4.4 General Warranty. No representation or warranty contained herein by Buyer, nor any exhibit, schedule, statement, or certificate furnished to or to be furnished by Buyer to Seller or the Sole Shareholder pursuant to the terms hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained or incorporated herein not materially misleading.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1 No Change in the Business. Between the Effective Date and the Closing Date, Seller and the Sole Shareholder will cause the Business to be conducted only in the ordinary course in accordance with past practice, and will use reasonable efforts to preserve goodwill and all material business relationships with Seller’s customers, employees, vendors and suppliers. Except in the ordinary course of the Business, Seller will not dispose of any of its assets or properties or incur any indebtedness or other obligations. For the period between the Effective Date and the Closing Date (and reasonably beyond if necessary), the Buyer and Seller shall operate under a Transition Services Agreement, as executed by them, substantially in the form attached hereto as Exhibit C.

5.2 Goodwill. Between the Effective Date and the Closing Date, Seller and the Sole Shareholder will use their best efforts to preserve the goodwill of the Business and to keep intact the services of the present Business employees.

5.3 Normal Service Level. Between the Effective Date and the Closing Date, Seller shall maintain the service levels and standards its existing customer roster has come to rely upon and is consistent with the past practices of the Business (the “Service Level”).

5.4 Access for Due Diligence. Between the Effective Date and the Due Diligence Expiration Date (as defined herein), Seller shall provide Buyer and its accountants, legal counsel, and other authorized agents and representatives of Buyer reasonable access to any and all books, records, properties, and all such other information and data of Seller as is reasonably requested by Buyer so that Buyer will have a full opportunity to conduct a comprehensive due diligence review.

5.5  Consents. Seller and the Sole Shareholder shall use commercially reasonable efforts to obtain any and all consents necessary to consummate the transactions contemplated hereby.

5.6 Assistance with Employment Efforts. All of Seller’s employees shall be terminated from employment with the Seller prior to Closing. Seller shall provide reasonable assistance to Buyer in Buyer’s efforts to employ after the Closing Date any of Seller’s employees selected by Buyer to employ. Each employee of Seller who accepts Buyer’s offer of employment and becomes an employee of Buyer on the Closing Date shall be referred to herein as a “Transferred Employee.”

5.7 Payments. On or before the Closing Date: (a) Seller shall pay to its employees any and all amounts due for vacation pay, sick pay, holiday pay, salary, bonuses, and/or other paid time off; and (b) Seller shall make, or cause to be made, all contributions and pay all premiums under each Employee Benefit Plan on behalf of employees with respect to periods ending on or prior to the Closing Date.

5.8 Bulk Sales Tax Notice. Seller and Buyer agree to comply with the provisions of the applicable bulk sales laws and the regulations promulgated thereunder in connection with the transactions contemplated by this Agreement. Buyer shall be solely and exclusively responsible for the payment of any sales tax, including but not limited to any Bulk Sales Tax, that may be required by Nevada with regards to the sale of the Purchased Assets.

5.9 Intent to Close. Seller and the Sole Shareholder agree to use all commercially reasonable efforts to comply with all covenants of Seller and the Sole Shareholder contained herein and to cause the transactions contemplated hereby to close.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Buyer’s Obligations. The obligations of Buyer under this Agreement are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless otherwise waived by Buyer:

(a) the representations and warranties of Seller and the Sole Shareholder contained in this Agreement shall be true as of the Closing Date as if made as of the Closing Date;

(b) Seller and the Sole Shareholder shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to the Closing Date;

(c) Seller shall have received any and all consents required to consummate the transactions contemplated hereby, including, without limitation, any required consents to the assignment and/or assumption of the Assumed Contracts;

(d) there shall have been no material adverse change in the Purchased Assets or the Business, on an individual or cumulative basis;

(e) on the Closing Date, all or a substantial majority of the Seller’s customers are receiving the Service Level, and, as such, have not terminated their respective contracts with the Seller;

(f) Buyer shall have obtained satisfactory tax, judgment, and UCC searches indicating that the Purchased Assets are free and clear of all Liens; and;

(g) in connection with the provisions of Nevada Tax Law and the regulations promulgated thereunder, as well as those of Delaware, Buyer shall have been notified that Seller has no liability for any unpaid sales tax.

6.2 Conditions to Seller’s and the Shareholders’ Obligations. The obligations of Seller and the Sole Shareholder under this Agreement are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless otherwise waived by Seller and the Sole Shareholder:

(a) The representations and warranties of Buyer contained in this Agreement shall be true as of the Closing Date as if made as of the Closing Date; and

(b) Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to the Closing Date.

6.3 Due Diligence Contingency. At any time before 5:00 p.m. (EST) on the fifteenth (15th) day after the Effective Date (the “Due Diligence Expiration Date”), Buyer, its accountants, legal counsel, agents, contractors, and employees, shall have the right from time to time, upon reasonable notice to Seller, to conduct and make any and all studies, examinations, inspections, and investigations of, or concerning, the Purchased Assets as it in its sole discretion shall deem appropriate. If at any time before 5:00 p.m. on the Due Diligence Expiration Date, during the course of Buyer’s due diligence review of the Purchased Assets, any of the results of Buyer’s due diligence review of the Purchased Assets are not satisfactory to Buyer in its sole discretion, then Buyer may terminate this Agreement, whereupon no Party shall have any further rights against the other Party (except for those provisions which are stated to survive termination of this Agreement) or any liabilities to the other Party.

ARTICLE 7

SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival. All covenants of the Parties contained in this Agreement which have a definitive term associated with such covenant shall survive the Closing Date for such term. All other covenants of the Parties contained in this Agreement shall survive the Closing until fully performed. The representations and warranties of Seller and the Shareholders contained in Sections 3.1, 3.2, and 3.5 shall survive the Closing for the applicable statute of limitations. All other representations and warranties of Seller, the Shareholders, and Buyer contained in or given pursuant to this Agreement shall survive the Closing for a period of two (2) years. Notwithstanding the above limitations, indemnification for matters fraudulently concealed by Seller or either of the Shareholders shall extend indefinitely or until the applicable statute of limitations or tolling period.

7.2 Indemnification by Seller and the Sole Shareholder. Seller and the Sole Shareholder, jointly and severally, covenant and agree to defend, indemnify, and hold harmless Buyer and its officers, directors, employees, and agents (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for any and all claims, demands, actions, suits, proceedings, assessments, judgments, losses, damages, liabilities, strict liabilities, obligations, fines, costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ fees and out-of-pocket expenses and costs of investigation), or other damages (whether absolute, accrued, conditional, or otherwise and whether or not resulting from third party claims), fixed or contingent, liquidated or unliquidated, matured or un-matured, and all demands, assessments, and judgments (collectively, “Buyer Losses”), resulting from or arising out of:

(a) any inaccuracy of any representation or warranty when made or deemed made either by Seller or Sole Shareholder herein;

(b) any failure of either Seller or Sole Shareholder to perform any covenant or agreement hereunder;

(c) Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing;

(d) any act of fraud;

(e) any failure of Seller to pay any tax (including any sales tax) required to be paid related to conducting the Business prior to Closing;

(f) any Excluded Asset; and/or

(g) any Excluded Liability.

7.3 Indemnification by Buyer. Buyer covenants and agrees to defend, indemnify, and hold harmless Seller and its officers, directors, and employees, and the Shareholders (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for any and all claims, demands, actions, suits, proceedings, assessments, judgments, losses, damages, liabilities, strict liabilities, obligations, fines, costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ fees and out-ofpocket expenses and costs of investigation), or other damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), fixed or contingent, liquidated or unliquidated, matured or unmatured, and all demands, assessments, and judgments (collectively, “Seller Losses”), resulting from or arising out of:

(a) any inaccuracy of any representation or warranty when made or deemed made by Buyer herein;

(b) any failure of Buyer to perform any covenant or agreement hereunder;

(c) Buyer’s operation of its business or ownership of the Purchased Assets after the Closing; and/or

(d) any act of fraud.

ARTICLE 8

POST-CLOSING COVENANTS

8.1 Non-Competition and Non-Solicitation. For a period of sixty (60) months from and after the Closing Date (the “Restricted Period”), Seller and Sole Shareholder agrees that he/she/it will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, or otherwise, other than on behalf of Buyer or as otherwise consented to by Buyer in writing: (a) engage in the Restricted Business (as defined herein) anywhere in the Restricted Territory (as defined herein); (b) contact or solicit any customer of Buyer to enter into any business relationship with any person, firm, or entity other than Buyer with respect to the Restricted Business; (c) solicit any customer of Buyer or accept the business of any such customer, with respect to the Restricted Business; (d) take any actions that in any manner interferes with any of Buyer’s relationships with any of its customers (including any former customer of Seller) or otherwise reduces the products or services to be sold by Buyer to any of its customers (including, but not limited to, making any negative statements or communications about Buyer); or (e) recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any person who is an employee of Buyer to leave the employ of Buyer. Each of the Parties agrees that the covenants contained in this Section 8.1 are necessary and reasonable in scope and nature. However, if at any time it shall be determined by any court of competent jurisdiction or arbitrator that any covenant, or any portion thereof, as written herein, is unenforceable based on the fact that the restriction is unreasonable as to time period, geographical area, or otherwise, each of the Parties agrees that such portion as shall have been determined to be unreasonably restrictive shall thereupon be deemed to be amended so as to make such restriction reasonable to the maximum extent permitted by law, and the determination of such court or arbitrator, and the said covenant, as so modified, shall be enforceable between the Parties to the same extent as if such amendment had been made prior to the date of any alleged breach of said covenant. As used herein, “Restricted Business” means the business of operating a telecom company similar to the Business or otherwise selling or offering for sale to any person any products offered or sold by Seller on or prior to the Closing Date or by Buyer during the Restricted Period in the ordinary course of its business. As used herein, “Restricted Territory” shall mean anywhere within the USA.

8.2 Name Change. On or no later than three (3) business days following the Closing Date, Seller shall change its company name to remove any reference to the name “Overwatch, High Wire Networks,” or any other name used by Seller in the conduct or operation of the Business. The Seller and the Sole Shareholder agree not to start any new business in a name that could confuse the general public or without the prior written consent of Buyer.

8.3 Access to Books and Records. Following the Closing and with respect to any reasonable request therefor (including, without limitation, in connection with the preparation of any tax return, any tax audit, or any claim or suit), Buyer shall provide Seller, the Sole Shareholder, and their attorneys and accountants with reasonable access, during normal working hours (with the right to make copies at the Seller’s and/or the Sole Shareholder’ expense) and upon reasonable notice, to the books and records sold and transferred to Buyer under this Agreement.

8.4 Closing Payment Set Aside. Until such time as they elect to dissolve, Seller and/or the Sole Shareholder shall set aside a material portion of the Closing Payment to satisfy and/or settle those claims that could arise from the Excluded Liabilities as raised by third parties. Upon the settlement of such claims arising from the Excluded Liabilities, Seller and/or the Sole Shareholder shall notify the Parent Corporation so that it may issue the requisite number of shares of the Parent Corporation’s Series B preferred stock to the appropriate third party as well as ensure that that third party executes those documents required by the Parent Corporation to formalize the issuance of such preferred stock.

ARTICLE 9
TERMINATION

9.1 Termination.

(a) By Either Party. Either Buyer or Seller may, prior to the Closing, terminate this Agreement without liability:

(i) by mutual written consent of the Parties; or

(ii) by written notice to the other Party if any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree, or ruling, or taken any other final action, restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action is or shall have become non-appealable.

(b) By Seller and the Sole Shareholder. Seller and the Sole Shareholder may, prior to the Closing, terminate this Agreement without liability if:

(i) there shall have been a breach of any representations or warranties set forth in this Agreement on the part of Buyer or if any representations or warranties of Buyer shall have become untrue, such that the conditions set forth in Section 6.2 would be incapable of being satisfied; provided, that Seller has not breached any of Seller’s obligations hereunder;

(ii) there shall have been a breach by Buyer of one or more of its covenants or agreements hereunder having a material adverse effect on Seller or materially adversely affecting (or materially delaying) the ability of Buyer or Seller to consummate the transactions contemplated by this Agreement, and Buyer has not cured such breach within seven (7) business days after notice by Seller; provided, that neither Seller nor either Shareholder has breached any of their material obligations hereunder;

(iii) any condition to Closing set forth in Section 6.2 shall not have been fulfilled or waived by Seller; or

(iv) through no fault of Seller, the Closing shall have failed to occur on or before October 1, 2025.

(c) By Buyer. Buyer may, prior to the Closing, terminate this Agreement without liability if:

(i) there shall have been a breach of any representations or warranties set forth in this Agreement on the part of either Seller or Sole Shareholder or if any representations or warranties of either Seller or Sole Shareholder shall have become untrue, such that the conditions set forth in Section 6.1 would be incapable of being satisfied; provided, that Buyer has not breached any of its obligations hereunder;

(ii) there shall have been a breach by either Seller or Sole Shareholder of one or more of its covenants or agreements hereunder having a material adverse effect on Buyer or the Business or materially adversely affecting (or materially delaying) the ability of Seller and Buyer to consummate transactions contemplated by this Agreement, and Seller and the Shareholders have not cured such breach within seven (7) business days after notice by Buyer; provided that Buyer has not breached any of its material obligations hereunder;

(iii) any condition to Closing set forth in Section 6.1 shall not have been fulfilled or waived by Buyer;

(iv) Buyer elects to terminate this Agreement pursuant to Section 6.3; or

(v) through no fault of Buyer, the Closing shall have failed to occur on or before October 1, 2025.

9.2 Effect of Termination. In no event will Buyer or Seller be liable to the other Party for money or other damages (liquidated or otherwise) upon any termination of this Agreement for any reason set out in Section 9.1, except that nothing contained in Section 9.1 shall relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE 10

MISCELLANEOUS

10.1 Further Assurances. After the Closing, each Party shall execute and deliver such further documents, and perform such acts, as may be reasonably necessary to transfer and convey the Purchased Assets to Buyer on the terms contained herein, and to otherwise comply with the terms of this Agreement and to carry out the transactions provided for herein.

10.2 No Waiver. The failure of any Party at any time to require performance by any other Party of any provision of this Agreement shall not affect the right of such Party to require performance of that provision and any waiver by any Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of the provision itself or a waiver of any right under this Agreement.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflicts of laws. The non-prevailing Party in any litigation hereunder shall be required to reimburse the prevailing Party for all reasonable costs and expenses incurred in any such litigation, including, but not limited to, reasonable attorneys’ fees and costs. The Eighth Judicial District Court located in Clark County, Nevada shall have exclusive jurisdiction over any lawsuit or other legal proceeding arising out of this Agreement and the Parties hereby consent to the jurisdiction of such courts.

10.4 Parties Bound. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, successors, and permitted assigns.

10.5 Severability. Except as otherwise provided herein, if any provision of this Agreement is determined by an arbitrator or a court of competent jurisdiction to be unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative, and enforceable to the maximum extent permitted by law or equity while preserving its original intent. The invalidity of any part or provision of this Agreement shall not render invalid the remainder of this Agreement.

10.6 Assignment. Buyer may, without the consent of Seller or the Sole Shareholder, at any time assign its rights and obligations under this Agreement to an affiliated entity to be formed for purposes of this proposed transaction. Upon any such assignment, Buyer shall remain fully liable hereunder. Except as otherwise provided in the immediately preceding sentences, no Party shall have the right to assign its rights or obligations hereunder without the prior written consent of all of the other Parties. Any proposed assignment in contravention of this Section shall be deemed null and void.

10.7 Notices. All notices, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when received if personally delivered; (b) the day after being sent, if sent for next-day delivery within the United States by recognized overnight delivery service (e.g., Federal Express); (c) upon receipt, if sent by certified or registered mail, return receipt requested; and/or email In each case notice shall be sent to the following address or to such other place and with such other copies as any Party may designate as to itself by notice to the others:

If to Buyer/Parent Corporation:

Robert Mikkelsen, CEO and CFO

robert.mikkelsen@tegocyber.com

With a copy to:

Bryant “Trey” Robinson, III, Esq.

treyrob06@gmail.com

If to Seller or the Sole Shareholder:

Mark W. Porter, Pres/CEO

mark.porter@highwirenetworks.com

With a copy to: intentionally omitted.

10.8 Entire Agreement. This Agreement, together with the schedules, exhibits, and other documents delivered pursuant to and as specified in this Agreement, constitutes the entire agreement between the Parties regarding the subject matter contained herein and supersede all prior and contemporaneous undertakings and agreements of the Parties, whether written or oral, with respect to the subject matter herein.

10.9 Publicity. No Party shall make a public announcement or disclosure with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, such consent shall not be unreasonably withheld or delayed. All public announcements and disclosures with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement shall be prepared jointly by the Parties in good faith.

10.10 Amendment. This Agreement shall not be amended except by a writing executed by all of the Parties.

10.11 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that all Parties are not a signatory to the original or the same counterpart.

10.12 Headings. The headings used herein are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

BUYER:

OW Cyber, LLC

By:
Name:
Title:

SELLER:

HWN, Inc.

By:
Name:
Title:

SOLE SHAREHOLDER:

High Wire Networks, Inc.

By:
Name:
Title:

EXHIBIT A

BILL OF SALE

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

TRANSITION SERVICES AGREEMENT

AGREEMENT SCHEDULES